Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-32729, No. 333-47687 and No. 333-66054) of Tidewater Inc. of our report dated April 19, 2004, with respect to the 2003 and 2004 consolidated financial statements and schedule of Tidewater Inc. included in the Annual Report (Form 10-K) for the year ended March 31, 2005.

/s/ Ernst & Young LLP

New Orleans, Louisiana

June 14, 2005